Exhibit 23.2

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Ben-Tsur Joseph, President and Director
Inrob Tech Ltd.
2 Haprat Street
Yavne, Israel 81827

Dear Mr. Joseph,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Inrob Tech Ltd. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated March 20, 2006, as of and for the periods ended December 31, 2005, and 2004. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
December 19, 2006.